UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 18, 2010

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2010, EnergySolutions, Inc. (the “Company”) accepted the resignation of R. Steve Creamer as Chief Executive Officer and as a director of the Company, including as Chair of the Board of Directors.

On February 18, 2010, Val J. Christensen was appointed as Chief Executive Officer of the Company and as a director.  Mr. Christensen, age 56, was appointed as President of the Company in December 2008. Prior to this appointment, Mr. Christensen served as an Executive Vice President and General Counsel and Corporate Secretary of the Company from May 2006 to December 2008. From 1989 to 2006, Mr. Christensen served in various executive positions at Franklin Covey Co. (NYSE: FC), a global consulting and training company, eventually as Executive Vice President, General Counsel and Secretary, as well as being a director. Prior to that, he was a partner at the law firm LeBoeuf, Lamb, Leiby & MacRae, where he handled commercial litigation and general business matters in the firm’s Salt Lake City office from 1986 to 1989. Mr. Christensen is a director of Dynatronics Corporation (NASDAQ: DYNT), a designer and manufacturer of physical medicine products and aesthetic products.  He received a bachelor of arts degree and a juris doctorate from Brigham Young University.

In addition, Steven R. Rogel, one of the Company’s independent directors, and formerly Chairman of the Board of Directors and Chief Executive Officer of Weyerhaeuser Company, was appointed as Chair of the Company’s Board of Directors.

On February 19, 2010, the Company issued a press release in connection with the management change, a copy of which is attached hereto.

Item 9.01                                             Financial Statements and Exhibits

(d)           Exhibits

Item 99.1                Press Release dated February 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: February 23, 2010	By	/s/ BREKE J. HARNAGEL
Breke J. Harnagel
Acting General Counsel and Secretary